Exhibit 23.1

SALISBURY BANCORP, INC.

CONSENT OF BAKER NEWMAN & NOYES, LLC.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-160767 and 333-152930 on Form S-8 of Salisbury Bancorp, Inc. and Subsidiary of our report dated March 30, 2016, relating to our audit of the consolidated balance sheet of Salisbury Bancorp, Inc. and Subsidiary as of December 31, 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the year then ended, which appear in the Annual Report on Form 10-K of Salisbury Bancorp, Inc. for the year ended December 31, 2015.

/s/ Baker Newman & Noyes

      Limited Liability Company

Peabody, Massachusetts

March 30, 2016